Exhibit 99.1

TransDigm Considers Offering $500 Million of Senior Subordinated Notes

Cleveland, Ohio, October 9, 2012/PRNewswire / — TransDigm Group Incorporated (NYSE: TDG) today announced that it will consider offering, subject to market conditions and other factors, up to $500 million aggregate principal amount of senior subordinated notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and to certain non-U.S. persons in accordance with Regulation S under the Securities Act, assuming that it receives from its lenders the requisite consents to a previously announced proposed amendment to its senior secured credit facilities. The Company would expect to use all or a portion of the proceeds of any such offering to pay a special dividend.

TransDigm has asked its lenders for their consents by 5:00 pm EDT today, October 9th.

This is not an offer to sell or the solicitation of an offer to buy any securities. Any securities that may be issued will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:   Liza Sabol

Investor Relations

(216) 706-2945

ir@transdigm.com